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                                                                     Exhibit 1.2


                         CARRAMERICA REALTY CORPORATION
                            (a Maryland Corporation)

                           5.25% Senior Notes due 2007

                                 TERMS AGREEMENT

                                                       Dated: November 20, 2002


To:  CarrAmerica Realty Corporation
     1850 K Street, N.W.
     Suite 500
     Washington, D.C. 20006

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

     We (the "Representatives") understand that CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), proposes to issue and sell $175,000,000.00 aggregate principal amount of its unsecured debt securities (the "Debt Securities") (such Debt Securities being collectively hereinafter referred to as the "Underwritten Securities"). CarrAmerica Realty, L.P. (the "Guarantor") has agreed to guarantee the Underwritten Securities (the "Guarantees") as to payments of principal, premium, if any, and interest. With respect to the issuance and sale of the Debt Securities and the related Guarantees to the Underwriters, the Guarantor agrees to be jointly and severally liable with the Company as to the Company's obligations contained in Sections 1, 3, 4, 5 and 6 of the Underwriting Agreement referred to below, as if the Guarantor were originally named as a party thereto. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names at the purchase price set forth below.

                                       1

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Underwriter                                                    Principal
-----------
                                                               Amount of
                                                               ---------
                                                              Senior Notes
                                                              ------------
Bank of America Securities LLC ...........................    $ 61,250,000
J.P. Morgan Securities Inc. ..............................    $ 61,250,000
Goldman, Sachs & Co. .....................................    $ 17,500,000
Wachovia Securities, Inc. ................................    $ 17,500,000
Commerzbank Capital Markets Corporation ..................    $  3,500,000
Legg Mason Wood Walker, Incorporated .....................    $  3,500,000
PNC Capital Markets, Inc. ................................    $  3,500,000
U.S. Bancorp Piper Jaffray Inc. ..........................    $  3,500,000
Wells Fargo Brokerage Services, LLC ......................    $  3,500,000

         Total                                                $175,000,000
                                                              ------------


         The Underwritten Securities shall have the following terms:

Title of Securities:  5.25% Senior Notes due 2007.

Currency:  U.S. Dollars.

Principal amount to be issued:  $175,000,000.00

Current ratings: Moody's Investors Service, Inc.: Baa2(-); Standard & Poor's
Corporation: BBB; Fitch, Inc.: BBB.

Interest rate:  5.25%.

Interest payment dates: Each May 30 and November 30, beginning May 30, 2003.

Stated maturity date:  November 30, 2007.

Redemption or repayment provisions: The Underwritten Securities may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Underwritten Securities.

Make Whole Amount:  T+30.

Delayed Delivery Contracts:  Not authorized.

Initial public offering price: 99.525%, plus accrued interest, if any, from the date of issuance.

Purchase price: 99.225% plus accrued interest, if any, from the date of issuance (payable in same-day funds).

Other terms: The Underwritten Securities shall be in the form specified in the Officers' Certificate of CarrAmerica Realty Corporation (including Exhibit B attached thereto) to be dated November 25, 2002, delivered pursuant to Section 301 of the Indenture, dated as of January 11, 2002, among CarrAmerica Realty Corporation, as Primary Obligor, CarrAmerica Realty, L.P., as Guarantor and U.S. Bank National Association, as Trustee.

Closing date and location: November 25, 2002 at the offices of Clifford Chance US LLP, 200 Park Avenue, New York, New York 10166.

                                       2

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     All the provisions contained in the document entitled "CarrAmerica Realty
Corporation -- Common Stock, Preferred Stock, Common Stock Warrants, Debt Warrants, Depositary Shares and Debt Securities Underwriting Agreement" to which this Terms Agreement is attached are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

                                       3

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     Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                          Very truly yours,

                                    BANC OF AMERICA SECURITIES LLC
                                    J.P. MORGAN SECURITIES INC.
                                    GOLDMAN, SACHS & CO.
                                    WACHOVIA SECURITIES, INC.
                                    COMMERZBANK CAPITAL MARKETS CORPORATION
                                    LEGG MASON WOOD WALKER, INCORPORATED
                                    PNC CAPITAL MARKETS, INC.
                                    U.S. BANCORP PIPER JAFFRAY INC.
                                    WELLS FARGO BROKERAGE SERVICES, LLC

                                    By: BANC OF AMERICA SECURITIES LLC


                                         /s/ Lily Chang
                                    -----------------------------------------
                                    (Banc of America Securities LLC)

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Accepted:

CARRAMERICA REALTY CORPORATION




By:    /s/ Thomas A. Carr
   -------------------------------------------
   Name:   Thomas A. Carr
   Title:  Chief Executive Officer and
           Chairman of the Board of Directors


CARRAMERICA REALTY, L.P.

By: CarrAmerica Realty, G.P. Holdings, Inc.,
its General Partner




By:    /s/ Thomas A. Carr
   ------------------------------------------------
   Name:   Thomas A. Carr
   Title:  Chief Executive Officer